Exhibit 11.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 31, 2017, with respect to the consolidated financial statements of Viskase Companies Inc. and subsidiaries contained in the Offering Statement filed by Viskase Companies Inc. and subsidiaries under Regulation A of the Securities Act of 1933. We consent to the use of the aforementioned reporting in the Offering Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Chicago, Illinois

September 22, 2017